Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated December 10, 2008 by and between Medefile International, Inc., a Nevada corporation (the “Company”), and Milton Hauser, an individual (the “Executive”).

The Company desires to employ the Executive, and the Executive wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

1.           Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1           Duties and Responsibilities. Executive shall serve as President and Chief Executive Officer of the Company.  During the Employment Term (as defined below), Executive shall perform all duties and accept all responsibilities incident to such positions and other appropriate duties as may be assigned to Executive by the Company’s Board of Directors from time to time.  The Company shall retain full direction and control of the manner, means and methods by which Executive performs the services for which she is employed hereunder and of the place or places at which such services shall be rendered.

1.2           Employment Term.  The term of this Agreement shall commence as of December __, 2008 (the “Effective Date”) and shall continue for thirty-six (36) months, unless earlier terminated in accordance with Section 4 hereof.  The term of Executive’s employment shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the Employment Term, such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective Employment Term.  Upon termination by the Company, Executive is entitled to termination payments pursuant to Section 4 hereof.  The period commencing as of the Effective Date and ending thirty-six (36) months thereafter or such later date to which the term of Executive’s employment under the Agreement shall have been extended by mutual written Agreement is referred to herein as the “Employment Term.”

1.3           Extent of Service.  During the Employment Term, Executive agrees to use Executive’s best efforts to carry out the duties and responsibilities under Section 1.1 hereof and shall devote such time Executive deems is reasonably necessary to perform his duties hereunder.  To that end, the Company acknowledges and agrees that Executive may dedicate some of his business time to other ventures that do not compete directly with the business of the Company and that doing so shall not be a violation of Executive’s obligations under this Agreement.

1.4           Base Salary.  The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $216,000 (U.S.), payable at such times as the Company customarily pays its other senior level executives.  In the sole discretion of the Company, the Base Salary may be payable through the issuance of shares of the Company’s common stock which have been registered by the Company on a Form S-8 registration statement filed with the Securities and Exchange Commission.

1.5           Discretionary Bonus.  From time to time during the Term, the Company may pay to the Employee additional compensation in an amount determined by the sole discretion of the Board of Directors.

1.6           Preferred Stock.

(a) The Company shall issue 10,000 shares of preferred “A” Stock, par value $.001 per share, (the “Preferred Shares”) to Executive. Each certificate representing the Preferred Shares shall bear appropriate transfer restriction legends as required by the Securities Act of 1933, as amended, and other applicable laws.

(b) Right of First Refusal.  The Company shall have the right, for a period of thirty (30) days following notice from the Executive, to repurchase all of the Preferred Shares granted to Executive under this Section 1.6 on the following conditions:

(i)         Executive shall send to the Company notice of his intent to sell the Preferred Shares (“Executive Notice”) which Executive Notice shall include the name of the purchaser and purchase price (“Purchase Price”);

(ii) The Company shall send to Executive a notice indicating their intention to repurchase or not repurchase the Preferred Shares within thirty (30) days following the date of the Executive Notice;

(iii) If the Company wishes to repurchase the Preferred Shares, the Company shall repurchase the Preferred Shares for the Purchase Price within thirty (30) days following the date of the Executive Notice.

The obligations created under this Section 1.6(b) shall survive termination of this Agreement.

1.7           Other Benefits.  During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company’s senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, medical, dental, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance.  Executive shall be provided office space and staff assistance appropriate for Executive’s position and adequate for the performance of his duties.

1.8           Miscellaneous.  Executive shall be provided with reimbursement of expenses related to Executive’s employment by the Company.  Executive shall be entitled to vacation and holidays in accordance with the Company’s normal personnel policies for senior level executives.

2.           Confidential Information.  Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, customer lists and addresses, cost and pricing information, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”).  Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company.  Executive covenants that he will not, unless expressly authorized in writing by the Board of Directors, at any time during the course of Executive’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information.

Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information.

All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company.  Upon termination of Executive’s employment, the Executive agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession.

3.           Non-Competition; Non-Solicitation.

3.1           Non-Compete.  The Executive hereby covenants and agrees that during the term of this Agreement, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area.  For the purpose of this Agreement, (i) “Competing Business” means the exploration, development, and production of mineral resources and (ii) “Covered Area” means all geographical areas of the United States, South America, and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents.  Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly trades, so long as such securities do not constitute more than five percent (5%) of the outstanding securities of any such company.

3.2           Non-Solicitation.  The Executive hereby covenants and agrees that during the term of this Agreement, the Executive will not divert any business of the Company or any customers or suppliers of the Company and/or the Company’s business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

3.3           Remedies.  The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company for any breach by the Executive of his covenants and agreements set forth herein.  Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company shall be entitled to obtain injunctive relief against he threatened breach of this Section 3 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

4.           Termination.

4.1           By Company.

(a)                The Company may terminate Executive's employment prior to the expiration of the Term (“Termination”).  If such termination by the Company is for any reason other than a Termination for Cause (as defined in Section 4.1(b) hereof), or Executive’s death or disability, then:
(i)  all unvested options, warrants and other equity grants shall vest immediately,

(ii)  Executive will be entitled to receive his Base Salary for a period of 30 days from the date of his termination; and

(iii) Executive shall be entitled to a continuation of health and other medical benefits and coverage at the cost and expense of the Company for a period of not less than eighteen (18) months, in consideration for all of which the parties hereto shall exchange mutual releases of claims.

(b)  For purposes of this Agreement, the term "Termination for Cause" means, a termination by reason of any of the following:

(i)  Executive’s conviction of or entrance of a plea of guilty or nolo contendere to a felony; or

(ii)  Executive is engaging or has engaged in material fraud, material dishonesty, or other acts of willful and continued misconduct in connection with the business affairs of the Company;

provided, however, that (x) no conduct by Executive shall be deemed willful for purposes of this Section 4.1 if Executive believed in good faith that such conduct was in or not opposed to the best interests of the Company, and (y) Cause shall in no event be deemed to exist with respect to clause (ii) above, unless Executive shall have first received written notice from the Board of Directors advising Executive of the specific acts or omissions alleged to constitute misconduct, and such misconduct continues after Executive shall have had a reasonable opportunity (which shall be defined as a period of time consisting of at least fifteen (15) days from the date Executive receives said notice) to correct the acts or omissions so complained of.

(c)  For purposes of this Agreement, Executive’s employment shall be deemed to have been terminated in the event of:

(i)  the material reduction of Executive’s title, authority, duties or responsibilities, or the assignment to Executive of duties materially inconsistent with Executive’s positions with the Company as stated in Section 1 hereof;

(ii)  a reduction in the Base Salary of Executive;

(iii)  the Company’s failure to pay Executive any amounts otherwise due hereunder or under any plan, policy, program, agreement, arrangement or other commitment of the Company if such failure is not cured by the Company within fifteen (15) days of notice of such failure; or

(iv)  any other material breach by the Company of this Agreement.

(d)  If all, or any portion, of the payments provided under this Agreement, either alone or together with other payments and benefits which Executive receives or is entitled to receive from the Company, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a “Parachute Payment”), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code, then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including without limitation any payments under this Section 4.1(d)) as if no excise taxes had been imposed with respect to Parachute Payments.

4.2           By Executive’s Death or Disability.  This Agreement shall also be terminated upon the Executive’s death and/or a finding of permanent physical or mental disability, such disability expected to result in death or to be of a continuous duration of no less than twelve (12) months, and the Executive is unable to perform his usual and essential duties for the Company.  In the event of termination by reason of Executive’s death and/or permanent disability, Executive or his executors, legal representatives or administrators, as applicable, shall be entitled to an amount equal to Executive’s Base Salary accrued through the date of termination, plus a pro rata share of any annual bonus to which Executive would otherwise be entitled for the year which death or permanent disability occurs.

4.4           Voluntary Termination.  Executive may voluntarily terminate the Employment Term upon sixty (60) days’ prior written notice for any reason; provided, however, that no further payments shall be due under this Agreement in that event except that Executive shall be entitled to any benefits due under any compensation or benefit plan provided by the Company for executives or otherwise outside of this Agreement.

5.           General Provisions.

5.1           Modification: No Waiver.  No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto.  Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement.  The exercise by any party of any of its rights or any of the elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

5.2           Further Assurances.  Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

5.3           Notices.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:                         Medefile International, Inc.
240 Cedar Knolls Road, Suite 309
Cedar Knolls, NJ 07929

With a copy to:                                    Michael H. Ference
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006

If to Executive, to:                                Milton Hauser
240 Cedar Knolls Road, Suite 309
Cedar Knolls, NJ 07929

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other in the manner specified in this Section.

5.4           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5.5           Severability.  Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

5.6           Successors and Assigns.  Executive may not assign this Agreement without the prior written consent of the Company.  The Company may assign its rights without the written consent of the executive, so long as the Company or its assignee complies with the other material terms of this Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors.

5.7           Entire Agreement.  This Agreement supersedes all prior agreements and understandings between the parties, oral or written.  No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

5.8           Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument.  This Agreement may be executed by facsimile with original signatures to follow.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

MEDEFILE INTERNATIONAL, INC.

By:	/s/ Michael S. Delin
Michael S. Delin
Director

MILTON HAUSER

By:	/s/ Milton Hauser
Milton Hauser